EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share Based Payment”), relating to the financial statements of Wireless Ronin Technologies, Inc. appearing in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Virchow, Krause & Company, LLP
August 30, 2007
Minneapolis, Minnesota